EXHIBIT 10.20(d)


                    NEGATIVE PLEDGE AGREEMENT

      This Negative Pledge Agreement is made as of March 6, 2002, by and between AtheroGenics, Inc. ("Borrower") and Silicon Valley
Bank ("Bank").

      In connection with, among other documents, the Loan and Security Agreement (the "Loan Documents") being concurrently executed herewith between Borrower and Bank, Borrower agrees as follows:

          1. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Bank or as expressly permitted under
          Section 7.1 of the Loan and Security Agreement) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower's intellectual property, including, without limitation, the following:

          a. Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held;

                     b.    Any and all trade secrets, and any and
               all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

                     c.   Any and all design rights which may  be
               available to Borrower now or hereafter existing, created, acquired or held;

                     d.    All  patents, patent applications  and
               like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications;

                     e.    Any  trademark and servicemark rights,
               whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks;

                    f. Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                     g.   All licenses or other rights to use any
               of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

                    h. All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

                      i.    All  proceeds  and  products  of  the
               foregoing, including without limitation all payments under insurance or any indemnity or
               warranty  payable  in  respect  of  any   of   the
               foregoing;

          2.    It  shall be an event of default under  the  Loan
          Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge Agreement.

          3. Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan
          Documents.







BORROWER:

Atherogenics, Inc.


By:  /s/MARK P. COLONNESE
Name:  Mark P. Colonnese
Title:  Chief Financial Officer and Secretary


BANK:

Silicon Valley Bank


By:  /s/ALAN P. SPURGIN
Name:  Alan P. Spurgin
Title:  Senior Vice President